                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No.  )/1/


                              Trex Company, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  89531P 105
                 --------------------------------------------
                                (CUSIP Number)


                               December 31, 1999
         -------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  89531P 105                  13G                 Page  2  of  5  Pages
           ----------                                           ---    ---


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Robert G. Matheny
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,137,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,137,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,137,500
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      15.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  89531P 105                                      Page  3  of  5  Pages
           ----------                                           ---    ---

Item 1(a)  Name of Issuer:
---------  --------------

           Trex Company, Inc.

      (b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           20 South Cameron Street
           Winchester, VA 22601

Item 2(a): Name of Person Filing:
---------  ---------------------

           Robert G. Matheny

      (b)  Address of Principal Business Office or, if none, Residence:
           -----------------------------------------------------------

           20 South Cameron Street
           Winchester, VA 22601

      (c)  Citizenship:
           -----------

           United States

      (d)  Title of Class of Securities:
           ----------------------------

           Common Stock, par value $.01 per share

      (e)  CUSIP Number:
           ------------

           89531P 105

Item 3:    Capacity in Which Person is Filing if Statement is Filed Pursuant to
------     --------------------------------------------------------------------
           Rule 13d-1(b) or 13d-2(b):
           -------------------------

           Not applicable.

CUSIP No.  89531P 105                              Page 4 of 5 Pages
           ----------------

Item 4:    Ownership.
------     ---------

           As of December 31, 1999:

           (a)   Amount Beneficially Owned:

                 2,137,500

           (b)   Percent of class:

                 15.1%

           (c)   Number of shares to which such person has:

                 (i)    Sole Power to vote or to direct the vote:

                        2,137,500

                 (ii)   Shared power to vote or to direct the vote:

                        None

                 (iii)  Sole Power to dispose or to direct the disposition of:

                        2,137,500

                 (iv)   Shared power to dispose or to direct the disposition of:

                        None

Item 5:    Ownership of Five Percent or Less of a Class:
------     --------------------------------------------

           Not applicable.

Item 6:    Ownership of More than Five Percent on Behalf of Another Person:
------     ---------------------------------------------------------------

           Not applicable.

CUSIP No.  89531P 10 5                             Page 5 of 5 Pages
           -------------------

Item 7:    Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           ------------------------------------------------------------

           Not Applicable.

Item 8:    Identification and Classification of Members of the Group:
------     ---------------------------------------------------------

           Not Applicable.

Item 9:    Notice of Dissolution of a Group:
------     --------------------------------

           Not Applicable.

Item 10:   Certification:
-------    -------------

           Not Applicable.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  DATE: February 14, 2000


                                                  By: /s/ Robert G. Matheny
                                                      --------------------------
                                                      Robert G. Matheny